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                  AGREEMENT AND PLAN OF MERGER



                          BY AND AMONG



                        LOCKWAVE, INC.,

                          IMOJO, INC.,

                   AUDIOMONSTER ONLINE, INC.



                              AND



                           AMOL INC.



                   DATED:  SEPTEMBER 25, 2000



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                  AGREEMENT AND PLAN OF MERGER



     This  Agreement and Plan of Merger (the AAgreement@),  dated

September  25,  2000,  is  made and entered  into  by  and  among

Lockwave, Inc., a Delaware corporation (ALockwave@), Imojo, Inc.,

a  Delaware  corporation and the owner of all of the  outstanding capital  stock  of  Lockwave  (the  AShareholder@),  Audiomonster

Online,  Inc., a Nevada corporation (AAudiomonster@),  and  AMOL,

Inc.,  a  Delaware  corporation and  wholly-owned  subsidiary  of

Audiomonster (AAMOL@).



                           BACKGROUND



     Whereas,  Lockwave's authorized capital consists  of  10,000 shares of common stock, $.01 par value per share, and all of  the issued  and outstanding shares of the Common Stock (the AShares@)

are owned by the Shareholder; and



     Whereas,   Lockwave   is  engaged   in   the   business   of

incorporating  virtual  storage  and  an  MP3  player  into   one

traveling web-based application targeting the MP3 generation (the

ABusiness@); and



     Whereas,  the  respective Boards of Directors  of  Lockwave,

Audiomonster and AMOL, have approved the merger of AMOL with  and into  Lockwave  (the AMerger@) with Lockwave being the  surviving corporation,  upon the terms and subject to the  conditions  more fully set forth herein.



     Now,  Therefore, and in consideration of the mutual promises and covenants set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                           ARTICLE I

                 The Merger and Related Matters



     Section  1.1.    The  Merger.   Subject  to  the  terms  and

conditions  of  this Agreement, Articles of Merger duly  executed and acknowledged shall be filed in the office of the Secretary of

State of the State of Delaware on the Closing Date (as defined in

Article  IV)  or as soon as practicable thereafter.   The  Merger

shall  become effective upon such filing (the AEffective  Time@).

At  the  Effective  Time,  AMOL shall be  merged  with  and  into

Lockwave,   and   Lockwave  shall  continue  as   the   surviving

corporation  under  the  laws  of the  State  of  Delaware  (such continuing corporation sometimes hereinafter referred to  as  the

ASurviving Corporation@).



     Section 1.2.   Effect of Merger.  At the Effective Time, the

effect  of  the  Merger shall be as provided  in  the  applicable

provisions  of  the  laws of the State of  Delaware.   Except  as

herein specifically set forth, the identity, existence, purposes,

powers, objects, franchises, privileges, rights and immunities of

Lockwave  shall continue unaffected and unimpaired by the  Merger and  the corporate franchises, existence and rights of AMOL shall be  merged with and into Lockwave, and Lockwave, as the Surviving

Corporation,  shall be fully vested therewith.  At the  Effective

Time,  the  separate  existence  of  AMOL  shall  cease  and,  in accordance  with  the  terms  of this  Agreement,  the  Surviving

Corporation shall possess all the rights, privileges,  immunities and franchises, of a public, as well as of a private, nature, and all  property,  real, personal and mixed, and all  debts  due  on whatever  account,  including subscriptions to  shares,  and  all taxes,  including those due and owing and those accrued, and  all other  choses in action, and all and every other interest  of  or belonging  to  or  due to Lockwave and AMOL shall  be  taken  and deemed  to  be  transferred  to, and  vested  in,  the  Surviving

Corporation without further act or deed; and all property, rights and  privileges,  powers and franchises and all and  every  other interest  shall  be thereafter effectually the  property  of  the

Surviving Corporation as they were of Lockwave and AMOL.   Except

as  otherwise  provided herein, the Surviving  Corporation  shall thenceforth be responsible and liable for all the liabilities and obligations  of  Lockwave and AMOL and  any  claim  existing,  or action or proceeding pending, by or against Lockwave or AMOL  may be  prosecuted  as  if  the Merger had not taken  place,  or  the

Surviving Corporation may be substituted in their place.  Neither the  rights  of  creditors nor any liens  upon  the  property  of

Lockwave or AMOL shall be impaired by the Merger, and all  debts,

liabilities and duties of Lockwave and AMOL shall attach  to  the

Surviving  Corporation, and may be enforced against the Surviving

Corporation to the same extent as if said debts, liabilities  and

duties   had  been  incurred  or  contracted  by  such  Surviving

Corporation.



     Section  1.3.    Articles of Incorporation of the  Surviving

Corporation.   The Articles of Incorporation of Lockwave,  as  in

effect immediately prior to the Closing, shall be the Articles of

Incorporation of the Surviving Corporation.



     Section 1.4.   By-Laws of the Surviving Corporation.  The By-

Laws  of Lockwave, as in effect immediately prior to the Closing,

shall   be  the  By-Laws  of  the  Surviving  Corporation   until

thereafter amended as provided by law.



     Section  1.5.    Directors  and Officers  of  the  Surviving

Corporation.   At  the  Effective Time,  Paul  Steo  and  Gregory

Corcoran  shall  be  the directors of the Surviving  Corporation,

each  of such directors to hold office, subject to the applicable provisions  of the Articles of Incorporation and By-Laws  of  the

Surviving   Corporation,  until  the  next  annual  shareholders=

meeting  of  the Surviving Corporation and until their respective

successors shall be duly elected or appointed and qualified.   At

the  Effective  Time, the officers of Lockwave,  subject  to  the applicable  provisions of the Articles of Incorporation  and  By-

Laws of the Surviving Corporation, shall be as designated by  the

Board  of  Directors  of  the Surviving Corporation  until  their respective  successors  shall be duly elected  or  appointed  and qualified.



     Section  1.6.    Manner of Conversion.  As of the  Effective

Time:



                (a)   all  of  the Shares which  are  issued  and

     outstanding  immediately prior to  the  Effective  Time,  by virtue  of the Merger and without any action on the part  of

     the  holder  thereof,  automatically  shall  be  deemed   to

     represent the right to receive the Merger Consideration,  as provided in Section 1.7 hereof;



                (b)   all  Shares which are held by  Lockwave  as

treasury stock shall be canceled and retired and no consideration shall be delivered or paid in exchange therefore; and



               (c)  each share of the capital stock of AMOL shall

be cancelled and in exchange therefore, 1,000 shares of Lockwave,

Inc. shall be issued to Audiomonster.



     Section  1.7.    Merger  Consideration.   The  consideration

payable  by  Audiomonster to the Shareholder or its designees  in connection  with  the Merger shall be (i) Three  Million  Dollars

($3,000,000) in cash (the ACash Portion@) ($100,000 of which  has been previously paid to the Shareholder) and (ii) an aggregate of

Four   Million  Five  Hundred  Thousand  (4,500,000)  shares   of

Audiomonster common stock (the AShare Portion@ and together  with

the  Cash  Portion,  the  AMerger  Consideration@).   The  Merger

Consideration shall be payable or delivered to the Shareholder or its designees as follows:



                 (a)   At  the  Closing,  on  the  Closing  Date,

Audiomonster  shall pay to the Shareholder or  its  designees  by wire  transfer  of  immediately available funds,  to  an  account designated  in  writing by the Shareholder or its designees,  One

Hundred Fifty Thousand Dollars ($150,000).  The remainder of  the

Cash Portion shall be payable to the Shareholder or its designees by  wire  transfer of immediately available funds to  an  account designated in writing as follows:

                    (i)  $500,000 on or before November 4, 2000;
                    (ii) $750,000 on or before December 4, 2000;
                    (iii)      $500,000 on or before  January  4,
2001;
                    (iv)  $500,000 on or before February 4, 2001;
and
                    (v)  $500,000 on or before March 4, 2001.


                    Any  payment due on a day which is not a  day

in which banks are open for business in the United States will be due on the next business day.



               (b)  At the Closing, all of the outstanding shares

of  the  Surviving Corporation (the AEscrowed Shares@)  shall  be endorsed  in blank by Audiomonster and placed in escrow with  the escrow  agent  (AEscrow  Agent@) named in  the  Escrow  Agreement between Audiomonster, AMOL and the Shareholder, substantially  in the  form  attached hereto as Exhibit A (the AEscrow Agreement@).

The Escrowed Shares shall be held by the Escrow Agent pursuant to the terms of the Escrow Agreement.



               (c)  No later than (45) days after the delivery to

Audiomonster  of  any  required audited financial  statements  of

Lockwave,  Audiomonster  shall file a registration  statement  on

Form  SB-2  (or  other applicable form) with the  Securities  and

Exchange Commission (ASEC@) relating to the resale of Two Million

Five  Hundred  Thousand (2,500,000) shares of the Share  Portion.

In the event Audiomonster fails to file the registration required hereby  in  accordance with the time frame provided, Audiomonster shall issue to the Shareholder or its designees One Hundred Sixty

Two  Thousand  Five Hundred (162,500) shares of common  stock  of

Audiomonster  per  month  until such  time  as  the  registration statement is filed with the SEC.



                           ARTICLE II

         Representations And Warranties of Lockwave And

                        The Shareholder



     Lockwave  and  the  Shareholder hereby  make  the  following representations and warranties to AMOL and Audiomonster:

     Section 2.1.   Organization.  Lockwave is a corporation duly

organized, validly existing and in good standing under  the  laws of  the State of Delaware and is duly authorized to carry on  the

business  presently  conducted by it.   All  of  the  issued  and

outstanding shares of capital stock of Lockwave are owned by  the

Shareholder free and clear of all liens and encumbrances  of  any

kind.   The  Shares represent all of the issued  and  outstanding

shares,  of  all types or classes, of Lockwave and there  are  no

outstanding   options,  warrants,  convertible  or   exchangeable

securities or other rights to purchase shares of capital stock of

Lockwave.



     Section 2.2.   Pending Claims.



                (a)  There is no litigation, suit, action, claim,

arbitration,  administrative or legal  or  other  proceeding,  or governmental  investigation pending  or,  to  Lockwave=s  or  the

Shareholder=s knowledge threatened, against Lockwave relating  to the  Business  and  there are no unasserted  claims  possible  of assertion involving the Business of which Lockwave has notice  or knowledge;



                (b)   There  are  no  audits  by  a  governmental

authority, claims for unpaid taxes of any kind, or other  similar actions,  proceedings  or  disputes  pending  or,  to  Lockwave=s knowledge, threatened against or affecting the Business;



                (c)   There are no unpaid judgments of  any  kind

against Lockwave or the Shareholder relating to the Business; and



                (d)   Neither  Lockwave nor the  Shareholder  are

charged  with  or,  to either the Company=s or the  Shareholder=s knowledge  threatened, with a charge or violation or,  to  either

Company=s   or   the  Shareholder=s  knowledge,   is   it   under

investigation  with  respect  to any  alleged  violation  of  any provision  of  any  federal,  state,  local  or  foreign  law  or administrative ruling or regulation relating to any aspect of the

Business.



                (e)   To  the best knowledge of Lockwave and  the

Shareholder, there are no liabilities or potential liabilities of

Lockwave  which  in the aggregate exceed Fifty  Thousand  Dollars

($50,000).



     Section  2.3.   Title to Assets.  Lockwave is the  sole  and

exclusive owner of, and has good and marketable title to, all  of its assets, rights, properties, claims, contracts and business of every  kind,  nature,  character and  description,  tangible  and intangible,  personal, real or mixed, wherever located,  wherever located, free and clear of all liens, mortgages, pledges, claims,

encumbrances, security interests, covenants, easements, rights of way,  equities,  options, rights of first  refusal,  assessments,

defects  in title, encroachments, charges or any other burden  of restriction  of any kind or nature (collectively,  ALiens@);  and

(b)  no other person, firm or corporation has or will have on the

Closing Date any interest whatsoever in any of such assets.   The

assets  of  Lockwave are identified on Schedule 2.3  hereof  (the

AAssets@).



     Section  2.4.    No  Breach  or Violation.   The  execution,

delivery  and  performance  of  this  Agreement  and  any   other

agreements  contemplated hereby between  the  parties  hereto  by

Lockwave and the consummation of the transactions contemplated by this  Agreement or any other agreements contemplated hereby  will not  (a) result in or constitute a breach or an event that,  with notice  or  lapse of time or both, would be a default, breach  or other  violation  of  the  articles of incorporation,  bylaws  of

Lockwave;  (b) violate (with or without the giving of  notice  or the  lapse  of  time or both), or require any consent,  approval,

filing  or  notice  under, any provision  of  any  law,  rule  or regulation,  court  or administrative order,  writ,  judgment  or decree applicable to Lockwave, the Business or any of the Assets,

and (c) with or without the giving of notice or the lapse of time or  both  (i) violate or conflict with, or result in the  breach,

suspension  or termination of any provision of, or  constitute  a default  under, or result in the acceleration of the  performance of  the  obligations of any of Lockwave under, or (ii) result  in the  creation  of  any  Liens upon all  or  any  portion  of  the

properties,  assets  (including  the  Assets)  or  the   Business

pursuant to, the articles of incorporation or bylaws of Lockwave,

or  any  indenture,  mortgage, deed of trust,  lease,  agreement,

contract  or instrument to which Lockwave is a party or by  which

Lockwave, its Assets or business is bound.



     Section  2.5.   Corporate Documents.  Lockwave has furnished

to  Audiomonster for its examination true and correct  copies  of the  articles  of  incorporation,  bylaws  and  minute  books  of

Lockwave.



     Section  2.6.   Conduct of Business.  From the date of  this

Agreement until full payment of the Cash Portion, Lockwave  shall operate the Business in the ordinary course and in a commercially reasonable manner and will make all reasonably necessary  efforts to  preserve  intact the Business, its relationships  with  third parties,  all memberships, if any, that it presently  holds,  the

goodwill  it  has  accrued  and  the  services,  to  the   extent

practicable, of its existing officers, employees, and directors.

Section 1.1.

                          ARTICLE III

    Audiomonster=s and AMOL=s Representations and Warranties



     Audiomonster and AMOL each represent and warrant to Lockwave and  the  Shareholder, their respective successors  and  assigns,

that:



     Section  3.1.   Organization.  Audiomonster is a corporation

duly  organized, existing and in good standing under the laws  of the  State of Nevada, and is not presently and has not since  its incorporation  been  the  subject of any governmental  or  quasi-

governmental  inquiry or review which would materially  adversely effect  its  business  or operations, nor  to  the  knowledge  of

Audiomonster,   is  any  such  inquiry  or  review   pending   or

threatened.   AMOL is a corporation duly organized, existing  and

in good standing under the laws of the State of Delaware.



     Section  3.2.    Authority.  Each of Audiomonster  and  AMOL

have  taken all necessary corporate action on its part as may  be required  under the laws of the jurisdiction of organization  and under  its charter documents to authorize the execution, delivery and  carrying out of this Agreement on behalf of Audiomonster and

AMOL, respectively.



     Section  3.3.    Authority and Enforceability.  Audiomonster

and  AMOL  each  have the full right, power, legal  capacity  and authority  to enter into and perform their respective obligations under this Agreement.  The execution, delivery and performance by

Audiomonster and AMOL of this Agreement and any other  agreements

contemplated  hereby  and  the  consummation  by  them   of   the

transactions  contemplated  hereby and  thereby  have  been  duly authorized by Audiomonster as the sole shareholder of AMOL and by the  Board  of Directors of Audiomonster.  No other corporate  or stockholder action is necessary for the authorization, execution,

delivery  and  performance  by  Audiomonster  and  AMOL  of  this

Agreement   and   any  other  agreements  between   the   parties

contemplated hereby and the consummation by Audiomonster and AMOL

of   the  transactions  contemplated  hereby  or  thereby.   This

Agreement  has  been duly executed and delivered by  Audiomonster and  AMOL  and constitutes a valid and legally binding obligation of  Audiomonster and AMOL, enforceable against each  of  them  in accordance with the terms hereof.



     Section  3.4.    No  Breach  or Violation.   The  execution,

delivery  and  performance  of  this  Agreement  and  any   other

agreements  contemplated hereby between  the  parties  hereto  by

Audiomonster  and  AMOL and the consummation of the  transactions

contemplated   by   this  Agreement  or  any   other   agreements

contemplated hereby will not (a) result in or constitute a breach or  an event that, with notice or lapse of time or both, would be

a   default,  breach  or  other  violation  of  the  articles  of incorporation  or  bylaws of Audiomonster or  AMOL;  (b)  violate

(with  or  without the giving of notice or the lapse of  time  or both),  or require any consent, approval, filing or notice under,

any   provision  of  any  law,  rule  or  regulation,  court   or

administrative  order,  writ, judgment or  decree  applicable  to

Audiomonster  or  AMOL;  and (c) with or without  the  giving  of notice or the lapse of time or both violate or conflict with,  or result  in the breach, suspension or termination of any provision of,  or constitute a default under, or result in the acceleration of the performance of any obligations of Audiomonster or AMOL.

Section 1.1.

     Section  3.5.   Capitalization.  As of the date hereof,  the

authorized  capital  stock  of  Audiomonster  consists  of  Fifty

Million (50,000,000) shares of Common Stock, par value $.001  per share  (the "Common Stock"), of which 13,805,000 shares of Common

Stock  have been validly issued and outstanding, fully  paid  and

nonassessable  (excluding  the  Share  Portion  of   the   Merger

Consideration).   The  Company has no obligation  (contingent  or

other) to purchase, redeem or otherwise acquire any of its equity securities, or any interest therein or to pay any dividend or  to make  any other distribution in respect thereof.  Except for this

Agreement,  there are no voting trusts or agreements, shareholder

agreements,   buy-sell  agreements,  rights  of  first   refusal,

preemptive  rights  or  proxies relating  to  any  securities  of

Audiomonster  (whether or not Audiomonster is a  party  thereto).

All of the outstanding securities of Audiomonster were issued  in compliance with all applicable Federal and state securities laws.

Audiomonster holds no shares of capital stock in its treasury.



     Section  3.6.    Liabilities.   To  the  best  knowledge  of

Audiomonster,  there are no liabilities or potential  liabilities of Audiomonster that are not included in the financial statements of  Audiomonster dated as of June 30, 2000 which in the aggregate

exceed  Fifty  Thousand Dollars ($50,000).   The  parties  hereto

acknowledge  that there are $1,655,000 in convertible  debentures which  are  expected,  on or immediately  after  Closing,  to  be converted  to  1,655,000 shares of common stock of  Audiomonster.

The parties acknowledge that these shares of common stock are not included in Section 3.5 above.



     Section  3.7.    Each of the documents filed by Audiomonster

with   the  SEC  (including  all  financial  statements  included therein)  (the  ASEC  Filings@) at the  time  of  filing  thereof conformed with the requirements of the Securities Act of 1933, as amended  and  the Rules and Regulations promulgated thereto,  and none  of  the SEC Filings at the time of filing thereof contained an  untrue  statement of a material fact or omitted  to  state  a material fact required to be stated therein and necessary to make the  statements therein in light of the circumstances under which they were made, not misleading.



                           ARTICLE IV

                          The Closing



     The   closing  (AClosing@)  of  the  Merger  and  any  other

transactions contemplated by this Agreement shall take  place  at the  law offices of Westerman Shapiro, Draghi & Miller, LLP,  600

Old  Country Road, Suite 500, Garden City, New York 11530 at 9:00

a.m., on September 25, 2000, or at such other place and time  and on  such  other  date, as the parties may agree upon  in  writing

(AClosing Date@).





                           ARTICLE V

                     Conditions to ClosinG

     The obligations of Lockwave and the Shareholder to engage in the  transactions contemplated by this Agreement are  subject  to

the   fulfillment  to  the  satisfaction  of  Lockwave  and   the

Shareholder,  prior to or at the Closing Date, of  the  following condition:

     (a)    Audiomonster shall deliver or cause to  be  delivered

Three Million Six Hundred Twenty-Five Thousand (3,625,000) shares of Audiomonster common stock to the Shareholder or its designees.

All  such shares shall be subject to Ademand@ registration rights exercisable  by  the  Shareholder  or  its  designees  and  their respective  assigns  at  any  time after  the  Closing  Date  and

Apiggyback@   registration  rights   in   accordance   with   the

registration  rights  agreement  between  Audiomonster  and   the

Shareholder substantially in the form attached hereto as  Exhibit

B (the ARegistration Rights Agreement@).



                           ARTICLE VI

             POST CLOSING COVENANTS OF AUDIOMONSTER

     Immediately  following the Closing or as soon thereafter  as is  reasonably  practicable, Audiomonster shall  take  all  steps necessary  to  ensure that it Board of Directors is comprised  of

Paul  Steo and Gregory Corcoran, each of such directors  to  hold office,  subject to the applicable provisions of the Articles  of

Incorporation and By-Laws of Audiomonster until the  next  annual shareholders= meeting of Audiomonster and until their  respective successors shall be duly elected or appointed and qualified.





                          ARTICLE VII

     Obligations of Lockwave and the Shareholder at Closing

     At the Closing, Lockwave or the Shareholder (as the case may

be)  shall  deliver or cause to be delivered to Audiomonster  the following  in  a  form and substance reasonably  satisfactory  to

Audiomonster:



     Section 7.1.   Deliveries.  Imojo or Lockwave shall execute,

acknowledge,  deliver and cause to be executed, acknowledged  and delivered to Audiomonster:



               (a)  Stock certificates for all of the Shares duly

endorsed  for  transfer  or accompanied by  duly  executed  stock powers executed in blank;



               (b)  A Certificate of Merger;



               (c)  The Escrow Agreement; and



               (d)  The Registration Rights Agreement.



           Section  7.2.   Corporate Good Standing and  Corporate

Resolution.  Lockwave shall deliver to Audiomonster a Certificate of  Good  Standing from the Secretary of State  of  Delaware  for

Lockwave,  together with a certified copy of the  resolutions  of

the   Board   of  Directors  of  Lockwave  and  the  Shareholder,

authorizing  the  execution, delivery and  consummation  of  this

Agreement  and  the execution, delivery and consummation  of  all other agreements and documents executed in connection herewith.

Section 1.1.

                          ARTICLE VIII

        Obligations of AMOL and Audiomonster at Closing



     At  Closing, AMOL or Audiomonster (as the case may be) shall deliver or cause to be delivered to the Shareholder the following

in   a   form  and  substance  reasonably  satisfactory  to   the

Shareholder:



     Section  8.1.    Merger Consideration.   Audiomonster  shall

deliver  to  the  Shareholder  or its  designees  cash  or  other immediately available funds in the aggregate amount of  the  Cash

Portion specified herein, the Share Portion to be transferred  to the Shareholder or its designees, and shall deliver to the Escrow

Agent the Escrowed Shares as specified herein.



     Section  8.2.    AMOL  and/or  Audiomonster  shall  execute,

acknowledge,  deliver and cause to be executed, acknowledged  and delivered to Audiomonster:



               (a)              A Certificate of Merger;



               (b)  The Escrow Agreement; and



               (c)  The Registration Rights Agreement.



          Section 8.3.   Corporate Good Standing and Certified Board

Resolutions.  AMOL and Audiomonster shall deliver to  Lockwave  a

Certificate of Good Standing from the Secretary of the  State  of

Delaware  for  AMOL and Nevada for Audiomonster and  a  certified copy  of  the resolutions of the Boards of Directors of AMOL  and

Audiomonster  approving this Agreement and  consummation  of  the transactions contemplated hereby.



                           ARTICLE IX

                         Miscellaneous



          Section 9.1.   Expenses.  Each party shall bear its own

     expenses   in  connection  with  this  Agreement   and   the

     transactions contemplated hereby.



          Section  9.2.    References  to  Dollar  Amounts.   All

     references  in  this Agreement to dollar  amounts  shall  be deemed  to  mean  United States dollars unless  specifically indicated otherwise.



          Section 9.3.   Headings.  The subject headings  of  the

     sections, paragraphs and subparagraphs of this Agreement are included  for  purposes of convenience only, and  shall  not affect  the  construction or interpretation of  any  of  its provisions.



           Section  9.4.    Entire  Agreement,  Modification  and

Waiver.   This Agreement, together with the agreements referenced

herein  or  contemplated hereby, constitute the entire  agreement

between  the  parties  pertaining  to  its  subject  matter   and

supersede    all    prior    and   contemporaneous    agreements,

representations   and  understandings   of   the   parties.    No

supplement, modification or amendment of this Agreement shall  be binding unless executed in writing by all the parties.  No waiver of  any  of the provisions of this Agreement shall be deemed,  or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.  No waiver  shall be binding unless executed in writing by the  party making the waiver.



           Section  9.5.   Counterparts.  This Agreement  may  be

executed  simultaneously  in one or more  counterparts,  each  of which  shall  be  deemed an original, but all of  which  together shall constitute one and the same instrument.



           Section  9.6.    Rights of Parties.  Nothing  in  this

Agreement,  whether expressed or implied, is intended  to  confer any  rights  or remedies under or by reason of this Agreement  on any  persons  other than the parties to it and  their  respective successors  and  assigns,  nor  is  anything  in  this  Agreement intended  to relieve or discharge the obligation or liability  of any  third persons to any party to this Agreement, nor shall  any provision  give  any third persons any right  of  subrogation  or action over or against any party to this Agreement.



            Section   9.7.     Assignment.   Neither   AMOL   nor

Audiomonster shall assign this Agreement to any person other than an  Affiliate or successor without the prior written  consent  of

Imojo.  Subject to the previous sentence, this Agreement shall be binding on, and shall inure to the benefit of, the parties to  it and their respective heirs, legal representatives, successors and permitted  assigns.  The Shareholder shall be free to assign  its right  to  receive payments under Section 1.7 to any  party  upon delivery of written notice thereof to Audiomonster not less  than two  (2)  days prior to the Closing Date; provided however,  that the  Shareholder may not assign any other right, or delegate  any obligation  hereunder,  without  the  prior  written  consent  of

Audiomonster.    Any  assignment  or  attempted   assignment   in

violation of the provisions of this Section 9.7 shall be void.



          Section 9.8.   Remedies.  Each party=s obligation under

this  Agreement  is unique.  If any party should default  in  its obligations  under this Agreement, the parties  each  acknowledge that it would be extremely impracticable to measure the resulting damages; accordingly, the nondefaulting party, in addition to any other  available  rights  or remedies,  may  sue  in  equity  for specific  performance, and the parties each expressly  waive  the defense that a remedy in damages will be adequate.



           Section  9.9.   Effect of Certain Actions.  No  action

taken pursuant to or related to this Agreement, including without limitation any investigation by or on behalf of any party,  shall be  deemed to constitute a waiver by the party taking such action of  compliance  with any representation, warranty,  condition  or agreement contained herein.



           Section  9.10.   Notices.  All notices,  requests  and

other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served  personally  on  the party (including  without  limitation service  by overnight courier service) to whom notice  is  to  be given,  or on the third day after mailing if mailed to the  party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, at the address set forth below, or on the  date  of service if delivered by facsimile to the  facsimile number set forth below which facsimile is confirmed within  three days  by  deposit of a copy of such notice in first  class  mail,

registered or certified, postage prepaid at the address set forth

below.   Any  party may change its address for purposes  of  this

paragraph by giving the other parties written notice of  the  new address in the manner set forth above.



     If  to Lockwave       47 Mall Drive
or                        Unit 5
     to Shareholder:      Commack, NY 11725
                         Attn:     Mr. Corey Morrison

     with a copy to:       Westerman Shapiro Draghi & Miller, LLP
                         600 Old Country Road
                         Suite 500
                         Garden City, NY 11530
                         Attn: Alan C. Ederer, Esq.

If  to  Audiomonster       Suite 200
or to AMOL:               1311 Howe Street
                         Vancouver, B.C.

Canada V6Z 2P3  With       Audiomonster Online, Inc.
copies to:                Suite 200, 311 Howe Street
                         Vancouver, B.C.
                         Attn:  Mr. Gregory Corcoran
                         Tel. No.:  (604) 691-1765
                         Fax No.:   (604 608-4722




           Section 9.11.  Severability.  If any provision of this

Agreement   shall   be  declared  by  any  court   of   competent

jurisdiction  to  be  illegal, void or unenforceable,  all  other provisions  of  this  Agreement shall not be affected  and  shall remain in full force and effect.



           Section  9.12.  Definition of Affiliate.  As  used  in

this Agreement the term  AAffiliate@ as to any person, means  any other  person, that, directly or indirectly, through one or  more intermediaries,  controls, is controlled by or  is  under  common control with such person.



           Section  9.13.  Governing Law; Venue.  This  Agreement

shall be construed in accordance with, and governed by, the  laws of  the  State  of  New  York as applied to  contracts  that  are executed and performed entirely in New York.  The parties  hereby agree  that  any  action, suit, arbitration or  other  proceeding arising  out  of or related to this Agreement shall  be  brought,

maintained and conducted only in New York, and each party  hereby irrevocably consents and submits to the personal jurisdiction  of and  venue  in the United States District Court for  the  Eastern

District  of New York and the New York State Courts in  any  such proceeding.



           Section  9.14.   Legal Fees.  In the event  any  legal

action or proceeding is instituted to enforce or interpret any of the  provisions of this Agreement, the prevailing party shall  be entitled to reasonable attorneys= fees.



           Section  9.15.  Schedules and Exhibits.  The Schedules

and  Exhibits attached to this Agreement are a part hereof as  if fully set forth herein.



          Section 9.16.  Time of Essence.  Time is of the essence

for  each and every provision of this Agreement where time  is  a factor.



     In Witness Whereof, the parties to this Agreement have duly executed it as of the day and year first set forth above.



                              Lockwave, Inc.


                              By:________________________________
_
                                      Title:



                              Imojo, Inc.


                              By:
_________________________________
                                       Title:


                              Audiomonster Online, Inc.



                              By:
_________________________________
                                       Title:


                              AMOL Inc.



                              By:
_________________________________
                                       Title:






H:\WPDOCS\LOCKWAVE\AGREEMENT AND PLAN OF MERGER-7